Exhibit 3.1

Bylaw Amendments

RESOLVED:	That Article II, Section 2.6 of the Bylaws of the Corporation shall be amended so that it shall be and read in its entirety:

Section 2.6	Voting Rights

In order that the Corporation may determine the stockholders entitled to notice of, and to vote at, a meeting of stockholders or at any adjournment(s) thereof or to express consent or dissent to corporate action in writing without a meeting, the Board may fix a record date in the manner prescribed by Section 9.1 of these Bylaws.  Each stockholder entitled to vote at a meeting of stockholders or to express consent or dissent to corporate action in writing without a meeting may authorize another person or persons to act for such stockholder by proxy in the manner prescribed by Section 2.7 of these Bylaws.  Except as specifically provided otherwise by Nevada General Corporation Law, the Articles of Incorporation, as amended, or these Bylaws, each holder of capital stock entitled to vote at a meeting of stockholders or to express consent or dissent to corporate action in writing without a meeting shall be entitled to one vote for each share of such stock registered in such stockholder’s name on the books and records of the Corporation as of the record date.

RESOLVED:	That Article II, Section 2.10 of the Bylaws of the Corporation shall be amended so that it shall be and read in its entirety:

Section 2.10	Action Without Meeting

Notwithstanding contrary provisions of these Bylaws covering notices and meetings, any action required or permitted to be taken at an annual or special meeting of stockholders may be taken by the stockholders without a meeting, without prior notice, and without a vote if a consent in writing, setting forth the action so taken, shall be signed by a majority of the holders of shares of capital stock issued and outstanding and entitled to vote on the subject matter, except that if a different proportion of voting power is required for such an action at a meeting, then that proportion of written consents is required. The written consents shall be filed with the minutes of the proceedings.

RESOLVED:	That Article IX, Section 9.1 of the Bylaws of the Corporation shall be amended so that it shall be and read in its entirety:

Section 9.1	Record Date

In order that the Corporation may determine the stockholders entitled to notice of, and to vote at, a meeting of stockholders, or to express consent or dissent to corporate action in writing without a meeting, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion, or exchange of stock, or for the purpose of any other lawful action, the Board may fix, in advance, a record date which shall not be more than sixty (60) nor less than ten (10) days prior to the date of such meeting nor more than sixty (60) days prior to any other action.  A determination of stockholders of record entitled to notice of, and to vote at, a meeting of stockholders shall apply to any adjournments(s) of such meeting; provided however, that the Board may, in its discretion, and shall if otherwise required by these Bylaws, fix a new record date for the adjourned meeting.